EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2005

Contact: Tom Cherry, Executive Vice President & CFO

(804) 843-2360

C&F Financial Corporation Announces

Record Third Quarter Earnings

West Point, Va., October 26, 2005—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.41 million, or $1.01 per diluted share, for its third quarter ended September 30, 2005, compared with $3.10 million, or 84 cents per diluted share, for the third quarter of 2004. C&F’s net income for the first nine months of 2005 was $9.03 million, or $2.52 per diluted share, compared with $8.34 million, or $2.23 per diluted share, for the first nine months of 2004.

“Earnings improvement in the corporation’s Retail Banking segment and Mortgage Banking segment more than offset a slight decline in the Consumer Finance segment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Factors influencing third quarter earnings included rising interest rates, which contributed to improvement in the earnings at the Retail Banking segment; utilization of the corporation’s liquidity to fund higher loan demand; strong seasonal production at the Mortgage Banking segment; and, higher operating expenses to support growth.”

The corporation’s annualized return on average equity was 21.49 percent for the third quarter and 17.41 percent for the first nine months of 2005, compared with 18.48 percent for the third quarter and 16.83 percent for the first nine months of last year. The annualized return on average assets was 2.01 percent for the third quarter and 1.88 percent for the first nine months of this year, compared with 2.09 percent for the third quarter and 1.91 percent for the first nine months of last year.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2005

Contact: Tom Cherry, Executive Vice President & CFO

(804) 843-2360

“In addition to the earnings increase for the third quarter, we completed our repurchase of approximately 427,000 shares of the corporation’s common stock for approximately $17.6 million,” said Dillon. “The repurchase transaction is accretive to earnings per share and return on equity, thus increasing value to our remaining shareholders. We also increased our quarterly dividend rate 4.2 percent from 24 cents per share to 25 cents per share.”

“The Consumer Finance segment completed the relocation and consolidation of its operations center during the third quarter of this year and we will be moving the operations center for our Retail Banking segment to a new location before the end of the year. We expect to open two new retail banking branches in the Peninsula region in the first quarter of 2006.”

Retail Banking Segment. Third quarter net income for the Retail Banking segment increased to $1.67 million in 2005 compared to $1.57 million in 2004. Net income for the first nine months of 2005 increased to $4.71 million compared to $4.24 million in 2004. The improvements in the performance of the Retail Banking segment resulted from an increase in both the amount and yield of earning assets. These improvements were offset in part by an increase in the provision for loan losses and an increase in operational and administrative expenses to support growth. The net interest margin of the Retail Banking segment has benefited in the short term as prime-based loans have repriced as the prime rate has increased, and deposits have repriced at a more gradual pace. The favorable impact of the deposit repricing lag will neutralize in the longer term as short-term interest rates rise.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2005

Contact: Tom Cherry, Executive Vice President & CFO

(804) 843-2360

Mortgage Banking Segment. Third quarter net income for the Mortgage Banking segment increased to $1.15 million in 2005 compared to $851,000 in 2004. Net income for the first nine months of 2005 increased to $2.48 million compared to $2.11 million in 2004. The volume of the mortgage loan applications and the level of the mortgage loan pipeline have followed a typical seasonal pattern in 2005, as reflected in earnings growth in the third quarter. The volume of loans sold in the third quarter and the first nine months of 2005 increased by 40.4 percent and 22.8 percent, respectively, compared to the same periods in 2004, which more than offset the lower profit margins on loans sold caused by product mix and more competitive pricing. Future earnings of the Mortgage Banking segment may be negatively affected if the upward trend in interest rates continues and there are fewer new and resale home sales and loan refinancings.

Consumer Finance Segment. Third quarter net income for the Consumer Finance segment decreased to $555,000 in 2005 compared to $611,000 in 2004. Net income for the first nine months of 2005 decreased to $1.78 million compared to $1.81 million in 2004. The decreases in 2005 were attributable to net interest margin compression resulting from increased variable-rate borrowings in a rising rate environment, a higher provision for loan losses attributable to loan growth, and higher operating expenses to support growth and technology investments, offset in part by loan growth in excess of 19 percent. During the third quarter of 2005, the Consumer Finance segment changed third-party lenders for its secured revolving line of credit with financing terms that substantially increase the line of credit over time and provide for a rate reduction from the prior terms, as well as lower loan administration fees.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2005

Contact: Tom Cherry, Executive Vice President & CFO

(804) 843-2360

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $37.75 per share on Tuesday, October 25, 2005. At September 30, 2005, the book value of the corporation was $18.71 per share, and the corporation declared a dividend of 25 cents per share during the third quarter of 2005. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Midwest Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage services through C&F Mortgage Corporation’s 21 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2005

Contact: Tom Cherry, Executive Vice President & CFO

(804) 843-2360

conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

		9/30/05	12/31/04	9/30/04
Investment securities – available for sale at fair value		$68,133	$72,787	$71,829
Loans held for sale		66,753	48,566	53,652
Loans, net		454,516	394,471	383,361
Federal Home Loan Bank stock		1,876	2,030	1,392
Total assets		672,119	609,122	602,163
Deposits		489,786	447,134	444,169
Borrowings		106,564	78,285	76,956
Shareholders’ equity[1]		58,660	69,899	68,613

Statements of Income
	For the Quarter Ended		For the Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Interest income	$12,968	$10,504	$35,673	$30,045
Interest expense	3,454	1,892	8,390	5,513
Provision for loan losses[2]	1,497	996	3,770	2,693
Other operating income:
Gain on sale of loans	5,760	4,518	14,009	12,125
Other	2,415	2,072	6,808	5,978
Other operating expenses:
Salaries and employee benefits	7,750	6,541	21,289	18,816
Other	3,536	3,094	9,990	9,053
Income tax expense	1,493	1,469	4,023	3,735
Net income	3,413	3,102	9,028	8,338
Earnings per common share – assuming dilution[3]	1.01	.84	2.52	2.23
Earnings per common share – basic[3]	1.05	.87	2.61	2.33

Segment Information
	For The Quarter Ended		For The Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Net income – Retail Banking	$1,672	$1,568	$4,711	$4,240
Net income – Mortgage Banking	1,149	851	2,481	2,109
Net income – Consumer Finance	555	611	1,777	1,806
Net income – Other	37	72	59	183
Mortgage loan originations – Mortgage Banking	319,728	243,723	824,376	680,371
Mortgage loans sold – Mortgage Banking	348,162	247,929	806,189	656,452

C&F FINANCIAL CORPORATION

Average Balances

	For the Quarter Ended		For the Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Securities	$69,016	$70,720	$69,676	$70,711
Loans held for sale	82,688	50,516	61,921	44,978
Loans	463,100	384,752	439,885	370,406
Fed funds sold/ interest bearing deposits at other banks	10,845	39,981	16,284	46,927
Total earning assets	625,649	545,969	587,766	533,022
Time, checking and savings deposits	395,286	365,901	380,547	362,295
Borrowings	122,472	75,544	99,713	72,436
Total interest bearing liabilities	517,758	441,445	480,260	434,731
Demand deposits	80,539	72,960	74,709	66,421
Shareholders’ equity[3]	63,526	67,126	69,124	66,056

Asset Quality

Retail and Mortgage Banking Segments		9/30/05	12/31/04	9/30/04
Nonaccrual loans*		$4,130	$4,336	$3,794
Accruing loans past due for 90 days or more		$2,765	$1,580	$2,178
Allowance for loan losses		$4,684	$4,460	$4,282
Nonperforming assets to loans**		1.16%	1.39%	1.25%
Allowance for loan losses to loans**		1.31%	1.43%	1.42%
Allowance for loan losses to nonperforming assets		113.41%	102.88%	112.86%

*	Nonperforming assets consist solely of nonaccrual loans for each period presented.
**	Loans exclude Consumer Finance segment loans presented below.

Consumer Finance Segment	9/30/05	12/31/04	9/30/04
Nonaccrual loans	$1,980	$1,330	$942
Accruing loans past due for 90 days or more	153	481	412
Allowance for loan losses	8,217	6,684	6,139
Dealer reserves	689	1,076	1,282
Nonaccrual consumer finance loans to total consumer finance loans	1.78%	1.42%	1.03%
Total nonaccrual and accruing loans past due for 90 days or more to total consumer finance loans	1.92%	1.94%	1.48%
Allowance for loan losses to total consumer finance loans[4]	7.40%	7.15%	6.72%
Dealer reserves to total consumer finance loans[4]	.62%	1.15%	1.40%

Allowance for loan losses and dealer reserves to total consumer finance loans[4]	8.02%	8.30%	8.12%

C&F FINANCIAL CORPORATION

Other Data and Ratios

	As of and for the Quarter Ended		As of and for the Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Annualized return on average assets	2.01%	2.09%	1.88%	1.91%
Annualized return on average equity[3]	21.49%	18.48%	17.41%	16.83%
Dividends declared per share	$.25	$.22	$.73	$.66
Shares repurchased	427,186	22,800	427,186	72,550
Average price of repurchased shares	$41.00	$35.51	$41.00	$38.26
Weighted average shares – diluted[3]	3,391,324	3,708,549	3,588,107	3,738,040
Weighted average shares – basic[3]	3,255,443	3,555,883	3,454,683	3,575,794
Market value per share at period end	$39.13	$38.00	$39.13	$38.00
Book value per share at period end[1]	$18.71	$19.33	$18.71	$19.33
Price to book value ratio at period end	2.09	1.97	2.09	1.97
Price to earnings ratio at period end (ttm)	11.89	12.88	11.89	12.88

Notes to Selected Financial Data

[1]	Shareholders’ equity at 9/30/05 reflects the corporation’s repurchase of 427,186 shares of its common stock at $41 net per share pursuant to the corporation’s offer to repurchase up to 450,000 shares. This offer expired on July 22, 2005 and the corporation accepted the tendered shares on July 27, 2005.

[2]	Included in the provision for loan losses is $1,372,000 and $971,000 for the quarters ended 9/30/05 and 9/30/04, respectively, and $3,445,000 and $2,668,000 for the nine months ended 9/30/05 and 9/30/04, respectively, attributable to C&F Finance Company.

[3]	Earnings per share, annualized return on average equity and average weighted shares outstanding calculations for the three months and nine months ended 9/30/05 reflect the corporation’s repurchase of 427,186 shares of its common stock at $41 net per share effective July 27, 2005.

[4]	C&F Finance Company no longer originates loans with a dealer bad debt reserve provision. Therefore, the ratio of dealer bad debt reserves to total consumer finance loans declined from 1.15 percent at 12/31/04 to .62 percent at 9/30/05. The decline in the dealer bad debt reserves was offset in part by a higher provision for loan losses that resulted in an increase in the ratio of the allowance for loan losses to total consumer finance loans from 7.15 percent at 12/31/04 to 7.40 percent at 9/30/05.